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1997 ANNUAL MEETING OF STOCKHOLDERS
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On June 4, 1998, the Fund held an annual meeting to:

1.   Elect four trustees,

2. Ratify the appointment of KPMG Peat Marwick as the Fund's independent accountants for 1998, and

3. Consider whether to convert the Fund from a closed-end investment company into an open-end investment company. The Fund's Declaration of Trust required a shareholder vote on this question, because the Fund's shares had traded at an average discount of more than 10% to its net asset value over a 12-week-period during the 12 months preceding the annual meeting.

Proxies representing 12,866,182, or 39.35%, of the 32,698,976 eligible shares outstanding, were voted. The results are shown below. The trustees of the Fund recommended that stockholders vote against the conversion issues. The affirmative vote of a majority of the shares outstanding was required in order to pass the proposal. Of the 32,698,976 shares outstanding, less than 8% were voted for conversion. Management of the Fund expressed its appreciation for the support of stockholders on this matter.

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                                             For              Withheld
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Nominees to the Board of Trustees
Theodore S.S. Cheng                      12,164,473             701,709
David N. Laux                            12,162,276             703,906
Alfred P. Miossi                         12,160,283             705,899
Robert P. Parker                         12,167,323             698,859

Messrs. Pedro-Pablo Kuczynski, Li-Yin Kung, Gregory Kuo-Hua Wang and Daniel K.L. Chiang, whose terms did not expire in 1998, are the remaining trustees.

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                                            For          Against        Abstain
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KPMG Peat Marwick as independent
accountants for 1998                     12,539,056      282,527         44,599

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                                            For          Against        Abstain
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Conversion of the Fund from a
closed-end to an open-end
investment company                       2,472,433      4,893,590        56,199

Proxies covering 5,443,960 shares, or 42.31% of the shares represented at the meeting, were not voted on this proposal.
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